Exhibit 99

Join Press Release dated June 5, 2012

Press Release

***FOR IMMEDIATE RELEASE***

WESTFIELD BANCORP, INC. AND WESTERN RESERVE BANCORP, INC.

ANNOUNCE AGREEMENT TO MERGE

Medina, Ohio, June 5, 2012 – Westfield Bancorp, Inc., Westfield Center, Ohio, and Western Reserve Bancorp, Inc., Medina, Ohio, announced today that they have signed a definitive agreement under which Western Reserve Bancorp will merge with Westfield Bancorp. Western Reserve Bancorp is the holding company for Western Reserve Bank, which will be merged into Westfield Bank, Westfield Bancorp’s wholly-owned subsidiary bank and an affiliate of Westfield Insurance. The transaction will combine two Medina County-based community banking institutions and will mark Westfield Bank’s initial expansion into Cuyahoga County.

Jon Park, Chairman and Bank Leader of Westfield Bank stated, “We are very pleased to announce an agreement that will join two banks that share a commitment to community banking in Northeast Ohio. Our combined staff and resources will enhance our ability to provide a unique level of professional, relationship-driven banking services to our commercial and personal customers. Like Westfield Bank, Western Reserve Bank and its team of officers and employees are recognized as leaders in furthering the goals of community banking and have a history of supporting Medina County since its organization in 1998.”

“We both recognize the talents of each others’ organization and feel that the combination will offer greater capabilities and financial resources to our customers,” stated Ed McKeon, President of Western Reserve Bank.

The combined institution will have offices in Westfield Center, Medina, Akron, Canton, Wooster and Brecksville with approximately $800 million in total assets. “We expect that our newly joined team of banking professionals will continue to exemplify the best of community banking, with a premium placed on customer communication and personalized service. Our strong capital position gives this staff the tools to be a comprehensive, full-service banking partner for our customers. We’re excited about the future of our combined operations and the opportunity to grow our business.” added Park.

Under the terms of the agreement, common shareholders of Western Reserve Bancorp will receive $29.00 per share, subject to adjustment as provided in the agreement. The aggregate merger consideration, including payment for options to purchase common shares of Western Reserve Bancorp, is $18,040,000. In addition, Westfield will pay off approximately $4,950,000 in preferred stock held by the United States Department of the Treasury as a result of Western Reserve Bancorp’s participation in the Capital Purchase Program.

It is expected that the transaction will close in the fourth quarter of 2012. Closing is subject to a number of typical conditions including regulatory approval and approval by the shareholders of Western Reserve Bancorp.

Westfield’s acquisition of Western Reserve Bancorp accelerates its growth in banking. Westfield established Westfield Bank in 2001. Westfield Insurance is a leading property and casualty insurance company writing commercial insurance in 21 states, personal insurance in 10 states and surety in 31 states. In business since 1848 and headquartered in Westfield Center, Ohio, Westfield Insurance is rated A (Excellent) by A.M. Best Company. Westfield Bank has been awarded a Five-Star “Superior” rating from Bauer Financial for its financial strength and performance.

Austin Associates, LLC has acted as financial advisor to Western Reserve Bancorp and Shumaker Loop & Kendrick, LLP is counsel to Western Reserve Bancorp in connection with the transaction. ParaCap Group, LLC has acted as financial advisor to Westfield Bancorp with Critchfield, Critchfield & Johnston, Ltd. as its counsel.

For further information contact:

Westfield Bancorp, Inc.

Jon Park, Chairman and Bank Leader

(330) 887-6291

jonpark@westfieldgrp.com

Western Reserve Bancorp, Inc.

Edward J. McKeon, President & CEO

(330) 764-3131

emckeon@westernreservebank.com